EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan of Hurco Companies, Inc. of our reports dated January 8, 2016, with respect to the consolidated financial statements and schedule of Hurco Companies, Inc., and the effectiveness of internal control over financial reporting of Hurco Companies, Inc., included in its Annual Report (Form 10-K) for the year ended October 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

March 10, 2016